As filed with the Securities and Exchange Commission on November 29, 2006

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NovaStar Financial, Inc.

(Exact Name of registrant as specified in its charter)

MARYLAND	74-2830661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. Number)

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

(816) 237-7000

(Address of Principal Executive, offices, including zip code)

NovaStar Mortgage, Inc.

Deferred Compensation Plan

(Full title of the Plan)

Scott F. Hartman

Chairman of the Board and Chief Executive Officer

NovaStar Financial, Inc.

8140 Ward Parkway, Suite 300, Kansas City, MO 64114, (816) 237-7000

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

PLEASE SEND COPIES OF COMMUNICATIONS TO:

Kirstin Pace Salzman, Esq.

Blackwell Sanders Peper Martin

4801 Main Street Suit 1000

Kansas City, Missouri 64112

(983) 983-8000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$10,000,000		100%	(2)	$10,000,000	$1,070

Common Stock, par value $0.01 per share	500,000 shares	(3) (4)	$29.95	(5)	$14,975,000	$1,603
Total					$24,975,000	$2,673

(1)

The Deferred Compensation Obligations include general unsecured obligations of NovaStar Financial, Inc. (“NFI”) to pay up to $10,000,000 of deferred compensation from time to time in the future in accordance with the terms of the NovaStar Mortgage, Inc. Deferred Compensation Plan (the “Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(3)	Represents shares of Common Stock that may be delivered from time to time in the future in accordance with the terms of the Plan.

(4)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(5)

In accordance with Rule 457, calculated based on the average of the high and low prices for the Common Stock reported in the consolidated reporting system of the New York Stock Exchange on November 27, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing the information about the NovaStar Mortgage, Inc. Deferred Compensation Plan (the “Plan”) required by Part I of Form S-8 will be sent or given to each participant as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the SEC by NovaStar Financial, Inc. (“NFI”) are incorporated in this Registration Statement on Form S-8 by reference:

•    NFI’s Annual Report on Form 10-K for the year ended December 31, 2005 (except for Items 6, 7, and 8, which have been updated in our Current Report on Form 8-K filed on September 1, 2006);

•    NFI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

•    all other reports filed by NFI pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference; and

•    the description of NFI’s common stock included in its registration statements on Form 8-A, and any further amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by NFI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

The Common Stock of the Company is registered under Section 12 of the Exchange Act. The Plan is sponsored by NovaStar Mortgage, Inc. (“NMI”), a wholly-owned subsidiary of NovaStar Financial, Inc. (“NFI,” and collectively with NMI and their participating affiliates, the “Company”). The Plan provides a select group of management and highly compensated employees of the Company with the opportunity to defer the receipt of certain pre-tax cash compensation and shares of restricted stock or restricted stock units awarded under NFI’s equity incentive plan. The Plan is an unfunded arrangement and the obligations of the Company under the Plan (the “deferred compensation obligations”) are general unsecured obligations to pay deferred compensation in the future to participants in accordance with the terms of the Plan. The deferred compensation obligations have the same status as other unsecured and unsubordinated indebtedness of the Company. As an unsecured creditor, no participant shall have any lien,

i

prior claim or other security interest in any property of the Company and each participant (or other person entitled to benefits) may only look to the assets of the Company for payments of benefits.

The deferred compensation obligations also may represent amounts that the Company has contributed, in its sole discretion, to a participant’s account as a matching or discretionary contribution. The amount of compensation to be deferred by each participant and the time of payment will be determined in accordance with the Plan based on elections by the participant. A participant is always 100% vested in the amount he voluntarily elects to defer. Amounts contributed by the Company may be forfeited in certain circumstances under the terms of the Plan. The deferred compensation obligations will be denominated and payable in United States dollars or in shares of common stock of NFI to the extent a participant’s account is credited to the NFI common stock measuring fund. The deferred compensation obligations are not subject to redemption, in whole or in part, prior to the individual payment date selected by the participants.

The deferred compensation obligations shall be indexed to one or more of the measuring investment funds (including a fund based on the performance of NFI’s common stock) offered by the Plan and selected by each participant. A participant may elect to transfer his account balances among the measuring investment funds on a daily basis. However, a participant cannot transfer existing account balances into the NFI common stock measuring fund and may only direct future contributions to be made to the NFI common stock measuring fund. In addition, once a participant has made an election to have an amount credited to the NFI common stock measuring fund, he cannot transfer that amount to any other measuring investment. Each participant’s account will be adjusted to reflect gains, losses and earnings (including interest and dividends) on securities in the selected measuring investment funds.

The deferred compensation obligations are not convertible into any security of the Company, except that a participant shall be paid in shares of NFI common stock to the extent his account is credited to the NFI common stock measuring fund. There is no trading market for the deferred compensation obligations.

In order to assist the Company in satisfying its future obligations to participants under the Plan, the Company has entered into a non-qualified trust agreement with Comerica Bank, N.A. and periodically makes contributions to the trust. Although the assets of the trust are intended to be used to pay the deferred compensation obligations under the Plan, the assets remain subject to the claims of the Company’s general creditors in the event of the Company’s insolvency. Consequently, participants do not have any ownership interest in the assets of the trust and do not have any voting rights with respect to securities associated with the measuring investment fund(s) to which their accounts are attributed.

No amount payable or deliverable under the Plan will be subject to alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary (except pursuant to a divorce decree or order). Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

Although the Company expects to continue the Plan indefinitely, it reserves the right to amend, suspend or terminate the Plan at any time and in any manner that it deems expedient or proper. However, no amendment or termination shall adversely affect a participant’s right with respect to amounts that have accrued to his account prior to such amendment or termination.

The total amount of the deferred compensation obligations are not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their salaries, commissions and bonuses.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The charter of the registrant requires it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present and former directors and officers, whether serving us or any other entity at our request, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The bylaws of the registrant establish certain procedures for indemnification and advancement of expenses pursuant to Maryland law and the registrant’s charter. The charter and bylaws also permit the registrant to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

The MGCL requires a corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The registrant has entered into indemnification agreements with certain of its directors and officers. Under the indemnification agreements, the registrant will indemnify each indemnitee to the maximum extent permitted by Maryland law for liabilities and expenses arising out of the indemnitee’s service to the registrant or other entity for which such indemnitee is or was serving at the request of the registrant. The indemnification agreements also provide (a) for the advancement of expenses by the registrant, subject to certain conditions, (b) a procedure for determining an indemnitee’s entitlement to indemnification and (c) for certain remedies for the indemnitee. In addition, the indemnification agreements require the registrant to use its reasonable best efforts to obtain directors and officers liability insurance on terms and conditions deemed appropriate by the registrant’s board of directors.

The registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the registrant. The effect of these insurance policies is to indemnify any directors or officers of the registrant against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing at the end of Part II.

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration

Statement;

provided, however, that clauses (a) (1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, County of Jackson, State of Missouri, on November 29, 2006.

NOVASTAR FINANCIAL, INC.

By:	/s/ Scott F. Hartman
Scott F. Hartman Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and/or officers of NovaStar Financial, Inc., do hereby constitute and appoint Scott F. Hartman, W. Lance Anderson, Gregory S. Metz, Jeffrey D. Ayers and Todd M. Phillips, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution to act for him and in his name, place and stead, in his capacity as a director and/or officer of NovaStar Financial, Inc., to sign any and all amendments to this registration statement (including post-effective amendments) and other documents in connection with this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
/s/ Scott F. Hartman	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 29, 2006
Scott F. Hartman
/s/ W. Lance Anderson	President, Chief Operating Officer and Director	November 29, 2006
W. Lance Anderson
/s/ Gregory S. Metz	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 29, 2006
Gregory S. Metz

v

/s/ Todd M. Phillips	Vice President, Controller and Treasurer (Principal Accounting Officer)	November 29, 2006
Todd M. Phillips

/s/ Gregory T. Barmore	Director	November 29, 2006
Gregory T. Barmore /s/ Edward W. Mehrer	Director	November 29, 2006
Edward W. Mehrer
/s/ Art N. Burtscher	Director	November 29, 2006
Art N. Burtscher
/s/ Donald M. Berman	Director	November 29, 2006
Donald M. Berman

EXHIBIT INDEX

Exhibit	Description

4.1

Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))

4.2

Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))

4.3	Amended and Restated Bylaws of the Registrant, adopted July 27, 2005 (incorporated by reference to the Exhibit 3.3.1 to Form 10-Q filed by the Registrant on August 5, 2005 (File No. 001-13533))
4.4	Specimen Common Stock Certificate (incorporated by reference to the Exhibit 4.1 to Form 10-Q filed by the Registrant on August 5, 2005 (File No. 001-13533))
4.5	NovaStar Mortgage, Inc. Deferred Compensation Plan*

4.6	Amended and Restated Trust Agreement for the NovaStar Mortgage, Inc. Deferred Compensation Plan*
5.1	Opinion of Jeffrey D. Ayers, General Counsel to NovaStar Financial, Inc. as to legality*

23.1	Consent of Jeffrey D. Ayers, General Counsel to NovaStar Financial, Inc. (See item 5.1 above)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*

24.1	Power of Attorney (set forth on signature page)

*Filed herewith.